Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

American Vanguard Corporation

Newport Beach, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 Nos. 333-125813, 333-102381, 333-76218, and 333-64220 of American Vanguard Corporation of our reports dated March 27, 2024 relating to the financial statements of American Vanguard Corporation (“the Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Costa Mesa, California
March 27, 2024